Exhibit 99.1

99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Corporation Completes Initial Closing of Private Placement

Iselin, NJ, January 3, 2008 – Pharmos Corporation (Nasdaq: PARS) announced today that it has completed an initial closing of a private placement of its 10% Convertible Debentures due November 2012. At the initial closing the Company issued $4,000,000 principal amount of the Debentures, at par, and received gross proceeds in the same amount.

The purchasers consisted of certain existing investors in the Company, namely Venrock Associates, New Enterprise Associates, Lloyd I. Miller, III and Robert Johnston.

The Debentures mature the earlier of November 1, 2012 or the sale of the Company. The Debentures, together with all accrued and unpaid interest thereon, may be repaid, without premium or penalty, commencing on November 1, 2011.

Starting on November 1, 2009 (or earlier sale of the Company), any outstanding Debenture may be converted at the option of the holder. The conversion price is fixed equal to $0.70 per share.

The Debentures bear interest at the rate of 10% per annum, payable semi-annually either in cash or common stock of the Company at the option of the Company.

Under the terms of the offering, the Company may raise gross proceeds up to an aggregate of $8,000,000 from the sale of Debentures in the placement (including the Debentures issued at the initial closing). A second closing is targeted for no later than 45 days from the date of the initial closing.

The proceeds will be used for working capital, in particular for the ongoing Phase 2b trial for dextofisopam.

The securities issued and issuable in the offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made

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pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts:

S. Colin Neill, CFO

(732) 452-9556

Gale Smith, Investor Relations

(732) 452-9556

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